Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Provident Bankshares Corporation:

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 33-73162, 33-62859, 333-30678 and 333-151172) and Forms S-8 (Nos. 33-19352, 33-51462, 33-92510, 333-34409, 333-45651, 333-58881, 333-90520, 333-106158, 333-115176 and 333-115177) of Provident Bankshares Corporation of our report dated February 29, 2008, with respect to the consolidated statement of condition of Provident Bankshares Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2007.

The aforementioned report with respect to the consolidated financial statements, refers to changes in the Corporation’s method of accounting for share-based compensation with the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” and its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ KPMG LLP

Baltimore, Maryland
March 10, 2009